Exhibit 10.31
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (“Release”) is made by and between Centene Management Company LLC (“Company”) and Jesse N. Hunter, the individual signing below (“Employee”).
In consideration of the mutual promises, covenants, and agreements contained in this Release, the adequacy and sufficiency of which are hereby acknowledged, Company and Employee agree as follows:
1.TERMINATION OF RELATIONSHIP. The employment relationship between Employee and Company ended on November 5, 2021 (“Termination Date”).
2.CONSIDERATION FROM COMPANY. In consideration of Employee’s decision to enter into this Release, Company will provide Employee with the following:
a)Severance Pay. As soon as administratively feasible after the date this Release becomes effective as provided below, Company shall thereafter pay Employee a single lump sum cash payment in the amount of One million, five hundred fifty-six thousand, two hundred fifty dollars and no cents ($1,556,250), less applicable taxes and withholdings, as follows:
i.Eight hundred sixty-four thousand, five hundred eighty-three dollars and no cents ($864,583) representing twelve and one-half (12 ½) months of Employee’s base pay;
ii.Four hundred eighty-four thousand, one hundred sixty-seven dollars and no cents ($484,167) representing a pro-rated annual bonus for the 2021 calendar year; and
iii.Two hundred seven thousand, five hundred dollars and no cents ($207,500) representing a pro-rated portion of Employee’s outstanding cash award under the Centene Corporation 2007 Long-Term Incentive Plan, as amended (“Cash LTIP”) for the 2021-2023 performance period.
Company shall pay this Severance Pay in a single lump-sum payment no later than the second regular Company payday following the seven day revocation period described in Section 20 hereof. Monetary payments made pursuant to this section are not considered regular compensation for services performed and are therefore not eligible for deferral under Company’s 401(k) or deferred compensation plans, may be subject to different income tax withholding rates, and do not entitle Employee to any additional compensation and/or employee benefits except as provided in this Release.

Notwithstanding anything in the Employee’s Executive Severance and Change in Control Agreement dated January 26, 2009 to the contrary, Employee shall not be required to seek other employment to mitigate payments hereunder and no mitigation or offset shall apply in the event Employee receives compensation from future employment.
b)COBRA Subsidy. If Employee meets all legal and administrative requirements for continued health and dental insurance (collectively “Medical Insurance”) coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), including making a timely election of benefits and following all directions provided by the Company’s third-party COBRA administrator, Employee will be eligible for a subsidy of Employee’s COBRA premium as described herein. For the first twelve (12) months of COBRA coverage, Employee will be responsible for payment of premiums for Medical Insurance in the same amount as is charged to similar active employees for similar coverage rather than the full COBRA premium amount and the Company shall pay the remainder of the COBRA premium amount, provided that Employee continues to meet all COBRA eligibility requirements. After such time and for any remaining period of COBRA eligibility, Employee will be solely responsible for paying the entire COBRA premium for the coverage elected as stated in the notice from the third-party COBRA Administrator. In the event the Company rehires Employee during the period Employee is receiving a COBRA subsidy, Employee understands that the COBRA subsidy shall cease upon the first of the month after the date of Employee’s rehire.
c)Outplacement. The Company will provide outplacement services to Employee with an agency mutually agreed upon by Employee and by the Company for six (6) months or until Employee secures alternate employment, whichever occurs first. To the greatest extent applicable, such outplacement services shall be provided in a manner that is exempt from Section 409A of the Code in accordance with Treasury Regulation Section 1.409A-1(b)(9)(v)(A). In the event that the outplacement services constitute nonqualified deferred compensation subject to Section 409A of the Code, the outplacement services shall be provided in a manner that complies with Section 409A of the Code and the provisions of Section 19 hereof.
d)Restricted Stock Unit Vesting. Vesting of Employee’s outstanding Restricted Stock Unit (“RSU”) awards will continue until December 31, 2022 and cease as of such date, and any RSUs that vest during such period shall be payable on the applicable vesting date on which they otherwise would have been paid.

e)Performance Stock Unit Vesting. A pro-rata portion of Employee’s outstanding Performance Stock Unit (“PSU”) awards, based on the number of full quarters employed with the Company during the performance period of each such award, shall remain eligible to vest, but shall otherwise remain subject to increase or decrease based on the Company’s performance compared to each award’s metrics, and any PSUs that vest pursuant to such awards shall be payable in shares of Company stock on the applicable vesting date on which they otherwise would have been paid.
f)Cash Long-Term Incentive Plan Vesting. A pro-rated portion of Employee’s outstanding cash awards under the Cash LTIP for the 2019-2021 and 2020-2022 performance periods, based on the number of full quarters employed with the Company during the performance period of each award, shall remain eligible to vest, but shall otherwise remain subject to increase or decrease based on the Company’s performance compared to each award’s metrics, and any amounts that vest pursuant to such awards shall be payable on the applicable vesting date on which they otherwise would have been paid.
3.NO OBLIGATION. Employee expressly agrees that the consideration specified in Section 2 is consideration in addition to anything of value to which Employee is otherwise entitled without signing this Release, and Employee understands that if Employee does not sign this Release, or if Employee revokes this Release, Employee shall not be entitled to these payments and benefits. In consideration of the payments and benefits specified in Section 2, Employee hereby waives and relinquishes all rights to any additional or different severance payments under an applicable employment agreement or severance plan or practice.
4.EMPLOYEE’S FULL AND FINAL RELEASE. Employee, for Employee and Employee’s
attorneys, heirs, executors, administrators, successors and assigns, releases and forever discharges Company and any and all related, parent, affiliated or subsidiary corporations, including but not limited to
Centene Corporation, as well as their officers, directors, agents, representatives and employees each in their respective official capacity as such (“the Released Parties” also collectively and individually referred to as “Company”) from and against any and all liabilities, claims, grievances, demands, charges, complaints, actions and causes of action whatsoever (collectively, “Claims”), whether known or unknown, which first arose prior to and through the date Employee signs this Release, including, but not limited to, any and all Claims for discrimination, harassment, retaliation, failure to accommodate or other Claims arising under or pursuant to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of

1866, the Family and Medical Leave Act, the Age Discrimination in Employment Act (ADEA), the Americans With Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), the Worker Adjustment and Retraining Notification Act, any amendments to the foregoing; and any and all other federal, state or local statues, regulations, and/or ordinances, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, tort, fraud, or any other unlawful behavior. Nothing in this Release, however, is intended to waive (a) Claims for vested benefits under any pension or 401(k) plan or other ERISA-governed benefit plan provided by Company; (b) Claims for unemployment or workers’ compensation benefits; (c) Claims that may arise after Employee signs this Release; (d) claims for indemnification and coverage under applicable directors’ and officers’ liability insurance policies; and/or (e) Claims which cannot be released by private agreement.
The provisions of the State Specific Addendum, attached to this Release, are hereby incorporated into this Release and accepted and agreed to if Employee lives in or worked for Company in CALIFORNIA, ILLINOIS, MASSACHUSETTS, MINNESOTA, MONTANA, NEW JERSEY, NORTH DAKOTA, OREGON, SOUTH DAKOTA, OR WEST VIRGINIA

5.NO OTHER CLAIMS.
(a)Current Claims. Employee represents that Employee has not raised a Claim, including but not limited to, unlawful discrimination; harassment; sexual harassment, abuse, assault, or other criminal conduct; or retaliation in a court or government agency proceeding, in an alternative dispute resolution forum, or through the Company’s internal complaint process, involving the Company or any other Released Party.
(b)Additional Claims. Employee further represents that, subject to the protected rights addressed below, Employee will not file a lawsuit or arbitration action to pursue any claim settled, waived, or released by this Release, nor become a member of any class, collective, or other multi-party action or proceeding in which claims are asserted against the Company or any other Released Parties that in any way relate to Employee’s employment or the termination of employment with the Company. Employee agrees to pay the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any such lawsuit or arbitration except this promise not to sue does not apply to actions under the Older Workers Benefit Protection Act (OWBPA) and the ADEA. Although Employee is releasing and waiving claims under the OWBPA and the ADEA by this Release, Employee may challenge the knowing and voluntary nature of this Release under the OWBPA and the ADEA before a court, the Equal Employment Opportunity Commission (EEOC), or any other federal, state or local agency charged with the enforcement of any employment laws.
(c)The Company acknowledges that as of the date hereof, based upon the knowledge of its general counsel, it has no outstanding claims against Employee.

6.PROTECTED RIGHTS. Nothing in this Release, including but not limited to the full and final release of claims, promise not to sue, representations, return of company property, confidential information, no disparagement, cooperation, and confidentiality of agreement provisions: (i) limits or affects Employee’s right to challenge the validity of this Release under the ADEA or the OWBPA, (ii) limits the rights of any governmental agency or prevents Employee from communicating with, filing a charge or complaint with, cooperating with, or otherwise participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, the Department of Justice, and/or any other any federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, or (iii) limits Employee from exercising rights under Section 7 of the NLRA to engage in protected, concerted activity, including discussing the terms and conditions of employment with other employees. By signing this Release, Employee is waiving rights to individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any proceeding brought by Employee or on Employee’s behalf by any third party, to the extent permitted by law, except for any right Employee may have to receive a payment or award from a government agency for information provided to the government agency or otherwise where prohibited.

7.REPRESENTATIONS. By signing below, Employee confirms and agrees that as of the Termination Date, (i) Except as provided in Section 2 of this Release, Employee has been paid (subject to withholding for taxes and applicable deductions) all compensation and benefits of any kind (including wages, salary, vacation, sick leave, commissions, bonuses, severance, incentive compensation and equity participation) earned as a result of Employee’s employment and owed according to law or policy and is owed no further compensation or benefits of any kind; (ii) Employee has been given the opportunity to take all paid sick or family leave available pursuant to federal, state or local law, (iii) Employee has had the opportunity to provide Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of Company or any other Released Parties, and to the extent Employee is aware of any such misconduct, Employee has reported it to appropriate Company personnel.
8.CONFIDENTIAL INFORMATION AND COMPANY PROPERTY.
(a)Return of Company Property. Employee has returned or destroyed (and has not retained any copies in any form) all Company documents and information (including all Confidential Information and any other information stored on personally owned computer hard drives, portable storage devices or other format). Employee has also returned all tangible items that belong to Company including but not limited to ID badges, cell phones, tablets, computers, software, equipment, vehicles, or other property belonging to Company. Employee may retain his calendar, contacts list, personal files and files needed to submit his income tax returns.
(b)Confidential Information. As further exchange for the consideration provided above, Employee acknowledges obtaining confidential business and proprietary information regarding Company and may have also been bound by one or more non-disclosure or confidentiality agreements. Unless (i) required by applicable law or regulation, governmental investigation or by a court of competent jurisdiction or (ii) reasonably necessary to disclose in connection with any legal process between the Company and Employee, Employee agrees that Employee has not disclosed and will not disclose to anyone outside Company any trade secret or confidential information concerning Company’s products or services until such information is publicly known or generally known within the Company’s industry, including but not limited to business plans, strategic directions, accounts payable, contracts with or to providers, and financial data regarding Company’s performance. Employee further agrees that Employee has not inappropriately disclosed and will not disclose any Protected Health Information about Company’s members. Employee further represents that any papers, letters, records, files, computer disks, and other documents or materials containing such trade secrets or confidential technical information or belonging to Company that are in Employee’s possession or control have been returned to Company or destroyed and that Employee has provided all passwords necessary for access to encrypted information. Employee also agrees to maintain strict confidentiality concerning and will not use for any purpose any passwords, software, or any information of any kind concerning Company’s computer system. Employee is aware of the limitations imposed under the law, including but not limited to under the Computer Fraud and Abuse Act, 18 USC § 1030, the Stored Wire & Electronic Communications Act, 18 USC §2701 et seq. and the Economic Espionage Act of 1996, 18 USC §670, and understands the penalties for violating any of those provisions.

(c)Defend Trade Secrets Act Notice to Employee. Notwithstanding the foregoing, Employee understands that as provided by the Federal Defend Trade Secrets Act, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Employee files a lawsuit for retaliation by Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding if Employee files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.
9.NO DISPARAGEMENT. Employee agrees that Employee has not and will not disparage Company or its current or former officers or directors to members of the public or solicit or encourage others to do so. This provision does not prevent Employee from fully and candidly engaging in protected conduct referenced above or from responding to any false or misleading comments made about him. The Company agrees that it will instruct Company officers, managers, and human resources personnel who are aware of this Release not to disparage Employee to members of the public or solicit or encourage others to do so.
10.EMPLOYMENT VERIFICATION. In keeping with Company policies and procedures, Employee should direct all requests for employment verification to Company’s third-party employment verification vendor (“work verification vendor”). The work verification vendor will provide only the dates of Employee’s employment, positions held, and, where permissible, salary. Any inquiries for employment verification or references that come to Company will be directed to the work verification vendor. Employee understands that Company will not provide additional information regarding Employee’s employment unless compelled to do so by law.
11.NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT. This Release shall not be construed as an admission by Company of any liability or acts of wrongdoing or discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or discrimination.
12.COOPERATION. Through December 31, 2024, Employee agrees to reasonably cooperate with Company regarding any pending or subsequently filed internal investigations, litigation, claims, or other disputes or legal proceedings involving Company that relate to matters within the knowledge or responsibility of Employee during employment with Company. Without limiting the foregoing, Employee agrees: (a) to meet with Company’s representatives, its counsel, or other designees at reasonable times and places subject to Employee’s then current business and personal commitments or (b) to provide truthful testimony to any court, agency, or other adjudicatory body. Company will reimburse Employee for Employee’s time at a reasonable hourly rate and other reasonable expenses in connection with the cooperation described in this Paragraph, including, if applicable, travel and lodging and legal fees and expenses incurred if Employee determines in good faith that he needs to retain counsel in order to cooperate and the Company’s counsel would have a conflict of interest in also representing Employee.
13.CONFIDENTIALITY OF AGREEMENT. Company and Employee mutually agree that without the written consent of the other they will not reveal, disclose, disseminate or otherwise communicate in any manner or means this Release or its terms except to their legal and financial advisors, spouses or domestic partners, or as required or permitted by law or regulation or by a court of competent jurisdiction or as reasonably necessary to disclose in connection with any legal process between the Company and Employee. Nothing in this Release is intended to or will be used in any way to limit the right for the Employee to make truthful statements or disclosures regarding claims of discrimination, retaliation, harassment, including sexual harassment or abuse, or any other unlawful employment practices. This provision does not prevent Employee from engaging in protected conduct as provided above.
14.DELEGATION. Employee understands and agrees that Company may assign, delegate or transfer this Release and Company’s rights and obligations under this Release to any of its affiliates (so long as the Company remains secondarily liable for its obligations hereunder) or to any business entity that by merger, consolidation, stock acquisition, or otherwise acquires all of substantially all of the assets of Company or to which Company transfers all or substantially all of its assets.
15.NO WAIVER. Failure to insist upon strict compliance with any term, covenant, or condition of this Release shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power in this Release at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.
16.GOVERNING LAW. This Release shall be construed and enforced in accordance with the laws of the State of Missouri and all disputes or actions to enforce this Release will be brought and heard in the state and federal courts with jurisdiction over matters in St. Louis County. If the state in which Employee last worked for the Company prohibits selection of another state’s law or venue, then the law or venue of that state applies.
17.NO ASSIGNMENT: Employee represents and warrants that no other person than Employee has or had any interest in the matters referred to in this Release (other than Employee’s estate or beneficiaries which shall receive any outstanding payments hereunder in the event of Employee’s death) and has the sole right and exclusive authority to execute this Release. Employee represents and warrants that they have not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand or legal right that is the subject of this Release.
18.SEVERABILITY: Should any part, term or provision of this Release, except the release in Section 4, be declared and/or be determined by any court or arbitrator to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release.
19.ENTIRE AGREEMENT. This Release sets forth the entire agreement between the parties and supersedes any severance or payment obligations of Company under any employment agreement or severance plan; however, any of Employee’s prior obligations arising out of a previously executed agreement (including, but not limited to, the covenants set forth in Section 8 of Employee’s Executive Severance and Change in Control Agreement dated January 26, 2009 and any RSU grant agreements) related to the confidentiality of information, restrictive covenants (such as agreements not to compete and non-solicitation agreements), or intellectual property remain intact and are incorporated by reference herein and enforceable to the full extent permitted by those agreements and the law. This Release may not be modified or amended in any manner, except by an instrument in writing signed by the Company and Employee.

20.KNOWING AND VOLUNTARY WAIVER AND TIME TO CONSIDER. Employee agrees that this Release has been written in a manner calculated to be, and which is, understood by Employee. Employee understands that Employee has a period of 45 days from Employee’s last day of employment or 45 days from the day Employee receives this Release, whichever is later, within which to consider this Release (Consideration Period). Employee further understands that any offer in this Release will expire and be considered withdrawn unless Employee accepts this Release by delivering a signed copy to Company within the Consideration Period. Employee may choose to sign this Release before the end of this Consideration Period, after carefully considering its terms, except that Employee may not sign this Release prior to Employee’s last day of employment and prior to receiving Employee’s final paycheck. Employee also understands that Employee may revoke this Release for a period of seven (7) days after the date Employee signs this Release. Company, by this Release, advises Employee in writing to consult with an attorney prior to signing this Release. Employee agrees with Company that changes or negotiations related to this Release, whether material or immaterial, do not restart the running of the Consideration Period. If Employee wishes to accept this Release, Employee must deliver a signed copy of this Release (a) in hard copy or (b) by legible scan to .pdf and email to:
CENTENE CORPORATION
HUMAN RESOURCES OPERATIONS ATTN: EMPLOYEE AGREEMENT & RELEASE
7700 FORSYTH BLVD.
ST. LOUIS, MO 63105
Agreements@centene.com
Employees should return any revocation to the same address. If Employee signs the Release, delivers the Release to Company as described above, and does not revoke this Release, it will become effective, binding and enforceable on the eighth day after such signature.

I have read this Release and understand its legal and binding effect. I am acting voluntarily, deliberately, and of my own free will in signing this Release. The Company has provided me with all information needed to make an informed decision to sign this Release, notice of and an opportunity to retain an attorney, and an opportunity to ask questions about this Release.

Jesse Hunter	101654
Employee Name	Employee ID number

/s/Jesse Hunter	November 5, 2021
Employee Signature	Date

STATE SPECIFIC ADDENDUM
TO SEPARATION AGREEMENT AND GENERAL RELEASE
APPLIES TO INDIVIDUALS WHO LIVED OR WORKED IN THE FOLLOWING STATES:
CALIFORNIA, ILLINOIS, MASSACHUSETTS, MINNESOTA, MONTANA, NEW JERSEY, NORTH DAKOTA, OREGON, SOUTH DAKOTA, OR WEST VIRGINIA

1.CALIFORNIA. If during Employee’s employment with Company, Employee lived or worked in California,

the following language is added to the end of Employee’s Full and Final Release section of the Release:
I am releasing all rights under Section 1542 of the California Civil Code, which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Employee is also not waiving their right to indemnity for necessary expenditures or losses (e.g., reimbursement of business expenses) incurred on behalf of the Company as provided in Section 2802 of the California Labor Code.
the following is added to the section on protected rights:
Nothing in this Release (including but not limited to the full and final release of claims, promise not to sue, representations, return of company property, confidential information, no disparagement, cooperation, and confidentiality of agreement provisions) waives Employee’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when I have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

2.ILLINOIS. If during Employee’s employment with Company, Employee lived or worked in Illinois, the following is added to the section on protected rights:
Nothing in this Release (including but not limited to the full and final release of claims, promise not to sue, representations, return of company property, confidential information, no disparagement, cooperation, and confidentiality of agreement provisions) precludes Employee from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices regarding the Company, its agents, or employees, when Employee has been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

3.MASSACHUSETTS.     If during Employee’s employment with Company, Employee lived or worked in Massachusetts, the following statutes are added to the list of statutes in the release and waiver language set forth in the Employee’s Full and Final Release section of the Release: the Massachusetts Fair Employment Practices Act, the Massachusetts Payment of Wages Law, the Massachusetts Overtime Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, and the Massachusetts Equal Rights Act, the Massachusetts Labor and Industries Act, the Massachusetts Independent Contractor Act, the Massachusetts Earned Sick Time Law.

4.MINNESOTA. If during Employee’s employment with Company, Employee lived or worked in Minnesota, Employee has 15 days to revoke the Release instead of the 7 days stated in the time to consider paragraph. In addition, the Release shall not become effective until the 15-day revocation period expires, provided Employee does not revoke.

5.MONTANA. If during Employee’s employment with Company, Employee lived or worked in Montana, the following language is added to the end of the Employee’s Full and Final Release section of the Release:
    I am releasing all rights under Montana Code Annotated Section 28-1-1602, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN THE CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY THE CREDITOR, MUST HAVE MATERIALLY AFFECTED THEE CREDITOR’S SETTLEMENT WITH THE DEBTOR.
I understand that I am referred to in this statute as the “creditor” and the Company is referred to as the “debtor.”

6.NEW JERSEY. If during Employee’s employment with Company, Employee lived or worked in New Jersey, the following statutes are added to the list of statutes in the Employee’s Full and Final Release section of the Release: the New Jersey Conscientious Employee Protection Act, the New Jersey Law Against Discrimination, the Family Leave Act, and the Diane B. Allen Equal Pay Act.
In addition, the following is added to the section on protected rights:
Nothing in this Release (including but not limited to the full and final release of claims, promise not to sue, representations, return of company property, confidential information, no disparagement, cooperation, and confidentiality of agreement provisions) shall have the purpose or effect of requiring me to conceal the details relating to any claim of discrimination, harassment, or retaliation, provided that I do not reveal proprietary information consisting of non-public trade secrets, business plans, and customer information.

7.NORTH DAKOTA.    If during Employee’s employment with Company, Employee lived or worked in North Dakota, the following language is added to the Employee’s Full and Final Release section of the Release:
I expressly waive any and all rights that I may have under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including but not limited to North Dakota Century Code § 9-13-02.

8.OREGON.    If during Employee’s employment with Company, Employee lived or worked in Oregon, the following is added to the section on protected rights:
Nothing in this Release (including but not limited to the full and final release of claims, promise not to sue, representations, return of company property, confidential information, no disparagement, cooperation, and confidentiality of agreement provisions) shall has the purpose or effect of preventing me from disclosing factual information or discussing conduct that constitutes unlawful discrimination; harassment; sexual harassment, abuse, assault, or other criminal conduct; or retaliation

9.SOUTH DAKOTA.     If during Employee’s employment with Company, Employee lived or worked in South Dakota, the following language is added to the Employee’s Full and Final Release section of the Release:
I expressly waive any and all rights that I may have under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including but not limited to South Dakota Codified Laws Section 20-7-11.

10.WEST VIRGINIA. If during Employee’s employment with Company, Employee lived or worked in West Virginia, the following language is added to the Releases in the indicated places:
• “The West Virginia Human Rights Act” is added to the list of statutes released in the Employee’s Full and Final Release section of the Release
•A reference to “The toll free number for the West Virginia Bar Association is 1-866-989-8227” is added to the knowing and voluntary waiver and time to consider section.
•“This confidentiality obligation does not apply to communications between Employee and (a) the Human Rights Commission and (b) similarly situated employees” is added to the confidentiality of agreement section.
“the method and/or factors used or considered in arriving at the amount of consideration offered” is included in Involuntary Reduction Program section after “time limits:”